NEWS FOR IMMEDIATE RELEASE
April 21, 2004
For Further Information Contact:
Paul M. Limbert
President & CEO

or

Robert H. Young
Executive VP & CFO
(304) 234-9000

NASDAQ Trading Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces an 11.4 % Increase in First Quarter 2004 Earnings Per Share

Wheeling, WV…Paul M. Limbert, President & CEO of WesBanco, Inc., a Wheeling, West Virginia based multi-state bank holding company, today announced increased earnings per share and net income for the first quarter ended March 31, 2004.

Mr. Limbert stated that WesBanco’s earnings per share for the first quarter ended March 31, 2004 increased 11.4% to $0.49 compared to $0.44 for first quarter ended March 31, 2003. Net income for the first quarter ended March 31, 2004 increased 9.8% to $9.8 million compared to $8.9 million for first quarter ended March 31, 2003. Return on average assets increased to 1.16% for the first quarter ended March 31, 2004 compared to 1.09% in 2003 and return on average equity increased to 12.23% from 11.14%, respectively.

“WesBanco’s results for the first quarter of 2004 and the announcement of our Agreement to Merge with Western Ohio Financial Corporation (“Western Ohio”), represent an excellent start to 2004,” Mr. Limbert stated. “WesBanco’s results were primarily due to increased loan volume and a reduced cost of funds. WesBanco’s loan growth of $124.3 million or 6.8%, compared to the first quarter of 2003, was primarily in commercial and commercial real estate lending and is a continuation of the upward trend that began mid-year 2003. Our Trust and Investment division showed double-digit growth of 18.4% and 13.7% over the first quarter of 2003 and the fourth quarter of 2003, respectively, as assets under management and account relationships continue to grow. Also aiding the results for the first quarter was WesBanco’s net interest income, which increased 6.0% over the first quarter of 2003 and remained relatively stable compared to the fourth quarter of 2003, despite rates on earning assets being at historical lows, ” said Mr. Limbert.

Net interest income for the first quarter of 2004 increased $1.5 million or 6.0% compared to the corresponding period in 2003, primarily from growth in earning assets and a lower cost of funds on interest bearing liabilities. The net interest margin also expanded to 3.71% for the first quarter of 2004, as compared to 3.65% for the first quarter of 2003. In the first quarter of 2004 the volume of average earning assets increased $97.1 million or

WesBanco Announces an 11.4% Increase in First Quarter 2004 Earnings Per Share Page 2

3.2% as compared to the first quarter of 2003, while the rate on earning assets decreased to 5.45% as compared to 5.95% for the first quarter of 2003. During the same period the volume of interest bearing liabilities increased $60.4 million or 2.3%. The average rate paid on these liabilities decreased to 2.01% from 2.62%.

Non-interest income increased $0.5 million or 6.2% compared to the first quarter of 2003. The increase for 2004 was primarily due to an increase in trust fees and deposit activity fees, offset by lower securities gains. Trust and investment management fees increased $0.5 million or 18.4% compared to the first quarter of 2003. Contributing to the increases were higher equity valuations, new account relationships, and to a lesser extent, a new fee schedule for certain account types. The market value of trust assets under management increased to approximately $2.8 billion at March 31, 2004, compared to $2.3 billion at March 31, 2003 and was comparable to the $2.8 billion at December 31, 2003. Net securities gains were $0.7 million for the first quarter of 2004 compared to $1.0 million for the corresponding period in 2003.

The provision for loan losses for the first quarter of 2004 decreased $0.2 million or 9.1% compared to the first quarter of 2003. Net charge-offs for the first quarter of 2004 decreased $0.3 million or 20.1% compared to the same period in 2003. WesBanco’s non-performing loans at March 31, 2004 decreased by $1.7 million or 14.8% compared to March 31, 2003, primarily as a result of the sale of certain underperforming loans in the fourth quarter of 2003, resulting in net charge-offs of $1.1 million which increased the fourth quarter of 2003 net charge-offs to $2.7 million. Non-performing loans as a percentage of total loans decreased to 0.50% at March 31, 2004, compared to 0.63% at March 31, 2003. Loans past due 90 days or more for the first quarter of 2004 decreased $3.9 million or 43.3% compared to the first quarter of 2003 and $2.8 million or 35.3% on a linked-quarter basis from the fourth quarter of 2003. Total delinquencies also declined in the first quarter of 2004 compared to the same period of 2003 and the fourth quarter of 2003. The allowance for loan losses was $26.8 million or 1.37% of total loans at March 31, 2004, compared to $25.5 million or 1.40% of total loans at March 31, 2003. The allowance currently provides coverage of 2.73 times non-performing loans and 1.80 times non-performing loans plus loans past due 90 days or more compared to 2.22 and 1.25 times, respectively, at March 31, 2003.

Non-interest expense for the first quarter of 2004 increased $1.1 million or 5.4% compared to the corresponding period in 2003. For the first quarter of 2004, operating expenses increased in the following areas: $0.4 million in salaries, $0.2 million in health insurance costs, and $0.2 million in higher ATM costs. These increases were somewhat offset in the first quarter of 2004 by a $0.3 million decrease in consulting fees and lower merger expenses related to the 2002 American acquisition. The efficiency ratio was 56.5% for the first quarter of 2004 and 2003.

The provision for income taxes increased $0.2 million or 10.6% for the first quarter of 2004, compared to 2003, primarily due to a $1.1 million or 9.9% increase in pretax income. The effective tax rate edged up slightly to 19.7% for the first quarter of 2004 compared to 19.6% for first quarter of 2003.

Total loans increased $124.3 million or 6.8% at March 31, 2004 compared to March 31, 2003 and $16.2 million or 3.3% on an annualized basis from December 31, 2003. This increase over last year was primarily driven by a $169.2 million or 20.1% increase in commercial and commercial real estate loans and a $6.7 million or 1.2% increase in residential real estate loans, which was partially offset by a $51.6 million or 12.5% decrease in consumer and home equity loans. WesBanco has experienced growth in commercial and commercial real estate

WesBanco Announces an 11.4% Increase in First Quarter 2004 Earnings Per Share              Page 3

loans as a result of a concerted effort on new business development in all markets, primarily through the addition of experienced lenders in both existing and newer markets. The yield on loans decreased to 5.87% in the first quarter of 2004, compared to 6.42% for the same period in 2003, primarily due to lower rates on new loans.

Total investment securities decreased $63.9 million or 5.3% at March 31, 2004 compared to March 31, 2003. Cash flows from the portfolio due to calls, maturities and prepayments for the first quarter of 2004 decreased to $68.5 million, which represents a sharp decline from the $151.2 million experienced in the first quarter of 2003. This decrease was primarily due to $27.0 million of agency, mortgage backed and collateralized mortgage obligations being called in the first quarter of 2004, compared to $96.4 million for the first quarter of 2003. Calls and maturities on investments in state and political subdivisions were relatively the same for both periods. WesBanco’s yield on investment securities for the first quarter of 2004 decreased to 4.80% compared to 5.35% for the first quarter of 2003. At March 31, 2004, the weighted average lives of the available for sale and the held to maturity portfolios were 2.6 years and 4.9 years, compared to 2.0 years and 4.8 years, respectively, at March 31, 2003.

Total deposits increased $5.3 million or 0.2% at March 31, 2004 compared to March 31, 2003. On a combined basis, demand deposits, interest bearing demand deposits and money market accounts increased $71.1 million or 6.4% compared to the first quarter of 2003. Demand deposits increased 4.1%, as more marketing emphasis has been placed on transaction based accounts. Interest bearing demand deposits and money market accounts increased 4.1% and 9.0%, respectively due to competitive pricing and customer tendency to remain liquid in an overall low interest rate environment. These increases were offset by decreases of 2.3% in savings accounts and 5.8% in certificates of deposit compared to March 31, 2003. The average rate paid on deposits for the first quarter of 2004 decreased to 1.76% compared to 2.41% for the corresponding period in 2003.

Federal Home Loan Bank (“FHLB”) borrowings, other borrowings, trust preferred securities and junior subordinated debt increased $18.0 million or 3.4% at March 31, 2004 compared to March 31, 2003. The average rate paid on these borrowings for the first quarter of 2004 decreased to 2.97% compared to 3.44% for the corresponding period in 2003. The decrease in the average rate was primarily due to the maturity and renewal of certain FHLB borrowings at lower rates, lower rates on repurchase agreements and in 2003 the redemption and new issuance of trust preferred securities. These factors helped contribute to lower borrowing costs in 2004.

Shareholders’ equity at March 31, 2004 was highlighted by a Tier I leverage ratio of 8.92% compared to 8.43% at March 31, 2003. Book value was $16.55 per share at March 31, 2004 compared to $15.89 at March 31, 2003. For the first quarter of 2004, WesBanco repurchased a total of 106,874 shares through its current stock repurchase plan at an average cost of $29.23 per share. As of March 31, 2004, WesBanco had repurchased a total of 445,757 shares through the current one million-share stock repurchase plan approved by the Board on April 17, 2003.

The Western Ohio merger announced on April 1, 2004 will expand WesBanco’s footprint along the Interstate 70 corridor and give WesBanco access to the Dayton and Springfield, Ohio metropolitan areas. At December 31, 2003 Western Ohio had consolidated assets of $399.5 million, loans of $334.5 million, deposits of $248.7 million, and shareholders equity of $44.4 million. “We are extremely pleased with the announcement of this merger as it allows WesBanco entry into a new market area and expands our franchise in the State of Ohio,”

WesBanco Announces an 11.4% Increase in First Quarter 2004 Earnings Per Share              Page 4

stated Mr. Limbert. “We look forward to completing this merger and capitalizing on the synergies between WesBanco and Western Ohio’s customers and employees,” Mr. Limbert said. Upon completion of the merger in the fourth quarter of 2004, WesBanco will have a total of 80 branches in Central, Eastern and Western Ohio, West Virginia, and Western Pennsylvania with total assets approximating $3.9 billion.

WesBanco is a multi-state bank holding company presently operating through 72 banking offices and 106 ATM machines in West Virginia, Central and Eastern Ohio and Western Pennsylvania. WesBanco is the second largest bank holding company headquartered in West Virginia with the third overall deposit market share. Its banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc. and a full service broker/dealer, WesBanco Securities, Inc.

Forward-looking statements in this press release relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this report should be read in conjunction with WesBanco’s most recent annual report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2003, which are available at the SEC’s website www.sec.gov or at WesBanco’s website, www.wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties’, including those detailed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission under the section “Risk Factors”. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Federal Deposit Insurance Corporation, the Securities and Exchange Commission, the National Association of Securities Dealers and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; competitive conditions in the financial services industry; rapidly changing technology affecting financial services, and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

###

See attached financial highlights.

WESBANCO, INC.
Consolidated Selected Financial Highlights
March 31, 2004 and 2003 and December 31, 2003			Page 5

(unaudited, dollars in thousands)
Balance sheet (period end)	March 31,		December 31,

Assets	2004	2003	2003

Cash and due from banks	$68,193	$98,568	$88,021
Due from banks - Interest bearing	3,835	1,138	3,189
Federal funds sold	13,000	20,000	17,000
Securities	1,142,074	1,205,979	1,201,109
Loans:
Commercial and commercial real estate	1,012,278	843,117	993,029
Residential real estate	575,458	568,721	579,103
Consumer and home equity	361,978	413,552	361,406

Total loans	1,949,714	1,825,390	1,933,538
Allowance for loan losses	(26,802)	(25,516)	(26,235)

Net loans	1,922,912	1,799,874	1,907,303

Premises and equipment	52,623	55,475	53,232
Goodwill	49,868	49,868	49,868
Other intangibles	7,646	9,017	7,933
Other assets	116,361	116,508	117,351

Total Assets	$3,376,512	$3,356,427	$3,445,006

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$317,095	$304,530	$328,337
Interest bearing demand deposits	292,004	280,612	307,925
Money market accounts	570,047	522,938	563,295
Savings deposits	353,206	361,504	352,324
Certificates of deposit	928,512	985,956	930,201

Total deposits	2,460,864	2,455,540	2,482,082

Federal Home Loan Bank borrowings	360,386	342,666	361,230
Other borrowings	152,077	170,050	217,754
Trust preferred securities and junior subordinated debt	30,936	12,650	30,936
Other liabilities	46,626	54,508	34,568
Shareholders' equity	325,623	321,013	318,436

Total Liabilities and Shareholders' Equity	$3,376,512	$3,356,427	$3,445,006

Average balance sheet and net interest analysis	For the Three Months Ended

	March 31,				December 31,

	2004		2003		2003

	Average	Average	Average	Average	Average	Average
Assets	Volume	Rate	Volume	Rate	Volume	Rate

Loans, net of unearned income	$1,927,964	5.87%	$1,816,433	6.42%	$1,896,913	6.00%
Securities:
Taxable	790,164	3.69%	785,351	4.38%	842,142	3.77%
Tax-exempt	375,284	7.13%	371,797	7.39%	376,257	7.24%

Total securities	1,165,448	4.80%	1,157,148	5.35%	1,218,399	4.84%
Federal funds sold	10,476	0.92%	33,180	1.17%	3,993	0.90%

Total earning assets	3,103,888	5.45%	3,006,761	5.95%	3,119,305	5.55%
Other assets	270,001		286,997		275,815

Total Assets	$3,373,889		$3,293,758		$3,395,120

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$293,956	0.27%	$276,748	0.45%	$292,908	0.26%
Money market accounts	564,266	1.67%	514,607	2.28%	560,586	1.68%
Savings deposits	351,748	0.32%	358,244	0.79%	354,239	0.32%
Certificates of deposit	930,399	2.82%	972,013	3.64%	935,929	2.91%

Total interest bearing deposits	2,140,369	1.76%	2,121,612	2.41%	2,143,662	1.80%
Federal Home Loan Bank borrowings	357,757	3.59%	342,670	4.22%	362,140	3.63%
Other borrowings	175,957	1.24%	167,715	1.46%	195,854	1.29%
Trust preferred securities
and junior subordinated debt	30,936	5.58%	12,650	8.70%	30,936	5.48%

Total interest bearing liabilities	2,705,019	2.01%	2,644,647	2.62%	2,732,592	2.04%

Non-interest bearing demand deposits	315,015		290,300		311,456
Other liabilities	33,023		35,098		37,912
Shareholders' equity	320,832		323,713		313,160

Total Liabilities and
Shareholders' Equity	$3,373,889		$3,293,758		$3,395,120

Taxable equivalent net interest
margin		3.71%		3.65%		3.75%

WESBANCO, INC.
Consolidated Selected Financial Highlights
March 31, 2004 and 2003 and December 31, 2003			Page 6

(unaudited, dollars in thousands, except per share amounts)
	For the Three Months Ended

	March 31,		December 31,

Statement of income	2004	2003	2003

Interest income	$39,831	$41,905	$41,067
Interest expense	13,504	17,063	14,084

Net interest income	26,327	24,842	26,983
Provision for loan losses	1,800	1,980	2,654

Net interest income after provision for loan losses	24,527	22,862	24,329

Non-interest income
Trust fees	3,531	2,982	3,105
Service charges on deposits	3,013	2,696	3,075
Other income	1,556	1,563	2,335
Net securities gains	661	1,006	190

Total non-interest income	8,761	8,247	8,705

Non-interest expense
Salaries and employee benefits	11,195	10,441	11,113
Net occupancy	1,569	1,491	1,354
Equipment	1,770	1,818	1,685
Other operating	6,593	6,213	6,281
Merger-related expenses (1)	8	92	8

Total non-interest expense	21,135	20,055	20,441

Income before income taxes	12,153	11,054	12,593
Provision for income taxes	2,394	2,165	2,885

Net income	$9,759	$8,889	$9,708

Taxable equivalent net interest income	$28,670	$27,246	$29,367

Per common share data

Net income per common share - basic	$0.49	$0.44	$0.49
Net income per common share - diluted	0.49	0.44	0.49
Dividends declared	0.25	0.24	0.24
Book value (period end)	16.55	15.89	16.13
Tangible book value (period end)	13.63	12.99	13.20
Average shares outstanding - basic	19,719,934	20,366,287	19,804,833
Average shares outstanding - diluted	19,769,505	20,380,708	19,839,561
Period end shares outstanding	19,673,103	20,202,078	19,741,464

Profitability ratios (annualized)

Return on average assets	1.16%	1.09%	1.13%
Return on average equity	12.23%	11.14%	12.30%
Yield on earning assets (2)	5.45%	5.95%	5.55%
Cost of interest bearing liabilities	2.01%	2.62%	2.04%
Net interest margin (2)	3.71%	3.65%	3.75%
Efficiency (2)	56.46%	56.50%	53.69%

(1) merger-related expenses are related to the acquisition of American Bancorporation.
(2) the yield on earning assets, the net interest margin and the efficiency ratios are presented on a fully taxable-equivalent(FTE)
and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments.
WesBanco believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights
March 31, 2004 and 2003 and December 31, 2003							Page 7

(unaudited, dollars in thousands)

			March 31,				December 31,

Asset quality data			2004		2003		2003

Non-performing assets:
Non-accrual loans			$ 9,158		$ 10,846		$ 8,262
Renegotiated loans			651		665		653

Total non-performing loans			9,809		11,511		8,915
Other real estate and repossessed assets			2,493		4,659		2,907

Total non-performing loans and assets			$ 12,302		$ 16,170		$ 11,822

Loans past due 90 days or more			$ 5,041		$ 8,892		$ 7,795
Allowance for loan losses			26,802		25,516		26,235
Net loan charge-offs:
Quarter-to-date			1,233		1,544		2,655
Allowance for loan losses/non-performing loans			2.73	X	2.22	X	2.94	X
Allowance for loan losses/non-performing loans and
past due 90 days or more			1.80	X	1.25	X	1.57	X
Allowance for loan losses/total loans			1.37%		1.40%		1.36%
Non-performing assets/total assets			0.36		0.48		0.34
Non-performing assets/total loans, other real
estate and repossessed assets			0.63		0.88		0.61
Non-performing loans/total loans			0.50		0.63		0.46
Non-performing loans and loans past due 90
days or more/total loans			0.76		1.12		0.86
Annualized net loan charge-offs /average loans			0.26		0.34		0.46

	Regulatory Guidelines

		Well
Capital ratios	Minimum	Capitalized

Tier I leverage capital	4.00%	5.00%	8.92%		8.43%		8.76%
Tier I risk-based capital	4.00	6.00	13.49		12.75		13.31
Total risk-based capital	8.00	10.00	14.71		13.94		14.50